FORM 3



U.S. SECURITIES AND EXCHANGE COMMISSION               -----------------------
WASHINGTON, D.C.  20549                              |      OMB APPROVAL     |
INITIAL STATEMENT OF                                  -----------------------
BENEFICIAL OWNERSHIP OF SECURITIES                   | OMB NUMBER:  3235-0104|
                                                     | EXPIRES:              |
                                                     |   DECEMBER 31, 2001   |
Filed pursuant to Section 16(a) of the               | ESTIMATED AVERAGE     |
Securities Exchange Act of 1934,                     | BURDEN HOURS          |
Section 17(a) of the Public Utility                  | PER RESPONSE 0.5      |
Holding Company Act of 1935 Section                   -----------------------
30(f) of the Investment Company Act
of 1940

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1.  Name and Address of Reporting Person

      Rifkin                        Andrew                  P.
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      (Last)                        (First)                 (Middle)

      277 Park Avenue, 19th Floor
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                                  (Street)

      New York                         NY                   10172
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      (City)                        (State)                 (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

      December 2, 1999
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3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)
    ###-##-####

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4.  Issuer Name and Ticker or Trading Symbol

      Anthracite Capital, Inc. ("AHR")
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5.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
      ( x ) DIRECTOR
      (   ) 10% OWNER
      (   ) OFFICER (GIVE TITLE BELOW)
      (   ) OTHER (SPECIFY TITLE BELOW)
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6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)




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7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
      X  FORM FILED BY ONE REPORTING PERSON
      __ FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


1. TITLE OF SECURITY   2. AMOUNT OF       3. OWNERSHIP      4. NATURE OF
   (INSTR. 4)             SECURITIES         FORM DIRECT       INDIRECT
                          BENEFICIALLY       DIRECT (D) OR     BENEFICIAL
                          OWNED              INDIRECT (I)      OWNERSHIP
                          (INSTR. 4)         (INSTR. 5)        (INSTR. 5)

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of Derivative Security (Instr. 4)


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2.  Date Exercisable and Expiration Date (Month/Day/Year)



    ______________________              _______________________
      Date Exercisable                    Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)



     ______________________             __________________________________
            Title                           Amount of Number of Shares
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4.  Conversion or Exercise Price of Derivative Security


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5. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
(Instr. 5)


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6.  Nature of Indirect Beneficial Ownership (Instr. 5)


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EXPLANATION OF RESPONSES:



   Dated:  December 10, 1999
                                    /s/ Andrew P. Rifkin
                                    ---------------------
                                    Name:  Andrew P. Rifkin

**  SIGNATURE OF REPORTING PERSON

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
      CRIMINAL VIOLATIONS
      SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.